Registration No. 33-_____________

    As filed with the Securities and Exchange Commission on February 20, 1996
   __________________________________________________________________________


                                    FORM S-8

                         REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                                __________________

                             OSHKOSH B'GOSH, INC.
            (Exact name of registrant as specified in its charter)

           DELAWARE                                 39-0519915
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                    Identification No.)

       112 Otter Avenue
      Oshkosh, Wisconsin                                           54901
(Address of Principal Executive Offices)                        (ZIP Code)
                                __________________

             OSHKOSH B'GOSH, INC. 1994 INCENTIVE STOCK PLAN
                        (Full title of the plan)
                               ___________________
                                                              Copy to:
  DAVID L. OMACHINSKI                                  STEVEN R. DUBACK, ESQ.
 Vice President, Finance,                                 Quarles & Brady
  Treasurer and Chief                                 411 East Wisconsin Avenue
   Financial Officer                                 Milwaukee, Wisconsin 53202
  OSHKOSH B'GOSH, INC.
   112 Otter Avenue
Oshkosh, Wisconsin  54901

                     (Name and address of agent for service)

                                  (414) 231-8800
          (Telephone number, including area code, of agent for service)
                               ___________________

                         CALCULATION OF REGISTRATION FEE
   __________________________________________________________________________

                                                  Proposed
                                    Proposed      Maximum
Title of Securities                 Maximum       Aggregate    Amount of
     to be         Amount to be   Offering Price  Offering    Registration
 Registered       Registered(1)     Per Share     Price(2)         Fee

Class A
Common Stock,
one cent ($.01)
par value          1,400,000 shares   (2)(3)    $20,309,750       $7,004
   __________________________________________________________________________

   (1) The Plan provides for the possible adjustment of the number, price and kind of shares granted or to be granted under the Plan in the event of certain capital or other changes affecting the Registrant's Common Stock. This Registration Statement therefore covers, in addition to the above-stated 1,400,000 shares, an indeterminate number of shares that may become subject to the Plan by means of any such adjustment.

   (2) Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon (i) the aggregate exercise price for the 143,800 shares underlying the outstanding options granted at $14.50 per share, (ii) the aggregate exercise price for the 6,000 shares underlying the outstanding options granted at $16.125 per share, and (iii) as to the remaining 1,250,200 shares, $14.50 per share, which is the average of the high and low sales prices of the Registrant's Common Stock on February 16, 1996, as reported in the Nasdaq Stock Market.

   (3) The actual offering price will be determined in accordance with the terms of the Plan. However, with respect to stock options, in no event shall such price be less than 100% of the Fair Market Value of the Registrant's Common Stock on the date on which an option is granted.





                                      PART I

               INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.  Incorporation of Documents by Reference.

         The  following   documents  filed  by   OshKosh  B'Gosh,  Inc.   (the
   "Registrant") (Commission File No. 0-13365) with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act") are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995 and the Registrant's Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 1995;

         (c) The Registrant's Reports by Issuer of Securities Quoted on NASDAQ Inderdealer Quotation System on Form 10-C dated January 4, 1995 and August 15, 1995; and

         (d) The Registrant's Current Report on Form 8-K dated October 25, 1995, including specifically the description of the
               Registrant's Common Stock in Item 5 thereof, filed for the purpose of updating the description of the Registrant's Common Stock under the 1934 Act, including any future amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

   Item 4.  Description of Securities.

         Not applicable.  See Item 3(d) above.

   Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

   Item 6.  Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the General Corporation Law further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections
   (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

         Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for violations of a director's duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Registrant's Restated Certificate of Incorporation, as amended, contains such a provision.

         Section 49 of the Registrant's Bylaws contains provisions that substantially parallel the indemnification provisions of the General Corporation Law and also covers certain securities law actions and procedural matters not dealt with in the General Corporation Law.

         Certain directors and officers of the Registrant are parties to Indemnity Agreements with the Registrant providing essentially the same indemnification as the General Corporation Law and the Registrant's Bylaws and are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

   Item 7.  Exemption from Registration Claimed.

         Not applicable.

   Item 8.  Exhibits.

         See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

   Item 9.  Undertakings.

         (a)   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Reference is made to the indemnification provisions referred to in Item 6 of this Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the se-curities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oshkosh, State of Wisconsin, on February 20, 1996.

   OSHKOSH B'GOSH, INC.
   (Registrant)

   By: /s/ DAVID L. OMACHINSKI
        David L. Omachinski
        Vice President, Finance, Treasurer
          and Chief Financial Officer
                                __________________

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas W. Hyde, Michael D. Wachtel and David L. Omachinski, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
                               ____________________

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*



        /S/ DOUGLAS W. HYDE
                                                 Charles F. Hyde, Director
 Douglas W. Hyde, Chairman of the Board,
    President and Chief Executive Officer
        (Principal Executive Officer)

        /S/ MICHAEL D. WACHTEL                  /S/ JUDITH D. PYLE
Michael D. Wachtel, Executive Vice President   Judith D. Pyle, Director
     Chief Operating Officer and Director

        /S/ DAVID L. OMACHINSKI                 /S/ JERRY M. HIEGEL
David L. Omachinski, Vice President, Finance   Jerry M. Hiegel, Director
   Treasurer and Chief Financial Officer,
               and Director
         (Principal Financial Officer
      and Principal Accounting Officer)

       /S/ STEVEN R. DUBACK                     /S/ ORREN J. BRADLEY
Steven R. Duback, Secretary and Director       Orren J. Bradley, Director



          Thomas R. Wyman, Director

          *Each of these signatures is affixed as of February 20, 1996.

                                         OSHKOSH B'GOSH, INC.
                                          (the "Registrant")
                                     (Commission File No. 0-13365)

                                             EXHIBIT INDEX
                                                  TO
                                    FORM S-8 REGISTRATION STATEMENT



Exhibit                           Incorporated Herein        Filed    Sequential
Number   Description              by Reference To          Herewith    Page No.

4.1      Restated Certificate     Exhibit 99.1 to the
         of Incorporation of      Registrant's Form 8-K
         OshKosh B'Gosh, Inc.     dated October 25, 1995
         (dated March 19, 1985)   (the "Form 8-K")

4.2      Certificate of Amendment Exhibit 99.2
         to the Restated          to the Form 8-K
         Certificate of
         Incorporation of OshKosh
         B'Gosh, Inc. (dated May 8,
         1987)

4.3      Certificate of Amendment  Exhibit 99.3
         to the Restated           to the Form 8-K
         Certificate of
         Incorporation of OshKosh
         B'Gosh, Inc. (dated May 7, 1993)

4.4      Bylaws of OshKosh B'Gosh, Exhibit 3.2 to
         Inc. (as amended through  the Registrant's Form
         February 20, 1995)        10-K for the year ended
                                   December 31, 1994

5        Opinion of Counsel                                    X

23.1     Consent of Schumaker, Romenesko
         & Associates, S.C.                                    X

23.2     Consent of Ernst & Young LLP                          X

23.3     Consent of Counsel                                   Contained in
                                                              Opinion filed
                                                              as Exhibit 5

24       Powers of Attorney                                   Signature Page
                                                                 to this
                                                         Registration Statement

99       OshKosh B'Gosh, Inc.   Exhibit A to the
         1994 Incentive Stock   Registrant's
         Plan                   1995 Annual
                                Meeting Proxy
                                Statement dated
                                March 27, 1995



                                                                     EXHIBIT 5
                                                                     (Form S-8)

                                            QUARLES & BRADY
                                       411 East Wisconsin Avenue
                                      Milwaukee, Wisconsin  53202



                                           February 20, 1996

OshKosh B'Gosh, Inc.
112 Otter Avenue
Oshkosh, Wisconsin  54901

Gentlemen:

    We are providing this opinion in connection with the Registration Statement of OshKosh B'Gosh, Inc. (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale of up to 1,400,000 shares of Class A Common Stock, one cent ($.01) par value, of the Company (the "Shares") pursuant to the OshKosh B'Gosh, Inc. 1994 Incentive Stock Plan (the "Plan"). We have examined (i) the Registration Statement; (ii) the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) corporate proceedings relating to the adoption of the Plan and the issuance of the Shares; and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

     Based upon the foregoing, it is our opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

     2. The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an

OshKosh B'Gosh, Inc.
February 20, 1996
Page 2






             amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023). The Wisconsin Supreme Court has held that
             Section 180.40(6) applies to shareholders of foreign corporations licensed to do business in the State of Wisconsin, which the Company is, as well as to shareholders of domestic corporations. Joncas v. Krueger, 61 Wis. 2d 529, 213 N.W. 2d 1 (1973).

    We  consent  to  the  filing  of  this opinion  as  an  Exhibit  to  the
Registration Statement.   In giving our consent,  we do not admit  that we are
"experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                           Very truly yours,

                                           /S/ QUARLES & BRADY

                                           QUARLES & BRADY







                                                                  EXHIBIT 23.1
                                                                  (Form S-8)








                     Consent of Schumaker, Romenesko & Associates, S.C.



The Board of Directors
OshKosh B'Gosh, Inc.:

    We consent to incorporation by reference in this registration statement on Form S-8 of OshKosh B'Gosh, Inc., and in the related prospectus materials, of our report dated February 15, 1993 relating to the consolidated statements of income, changes in shareholders' equity and cash flows of OshKosh B'Gosh, Inc. and subsidiaries for the year ended December 31, 1992, which report appears in the Form 10-K of OshKosh B'Gosh, Inc. for the fiscal year ended December 31, 1994.



SCHUMAKER, ROMENESKO & ASSOCIATES, S.C.

/S/ SCHUMAKER, ROMENESKO & ASSOCIATES, S.C.


Oshkosh, Wisconsin
February 19, 1996

                                                                EXHIBIT 23.2
                                                                (Form S-8)








                           Consent of Ernst & Young LLP








    We consent to incorporation by reference in this Registration Statement on Form S-8 of OshKosh B'Gosh, Inc., and in the related prospectus related to the 1994 Incentive Stock Option Plan, of our report dated February 6, 1995, with respect to the 1994 and 1993 consolidated financial statements and schedules of Oshkosh B'Gosh, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1994 filed with the Securities and Exchange Commission.


                                                        /S/ ERNST & YOUNG LLP

Milwaukee, Wisconsin                                        Ernst & Young LLP
February 19, 1996